Exhibit 4.42
Bond Purchase and Paying Agency Agreement
dated 2 September 2024
between
Equinix Europe 1 Financing Corporation LLC, a Delaware limited liability company
One Lagoon Drive
Redwood City
California 94065
United States of America
(the Issuer)
and
Equinix, Inc., a Delaware corporation
One Lagoon Drive
Redwood City
California 94065
United States of America
(the Guarantor)
and
BNP Paribas (Suisse) SA
2, place de Hollande
1204 Geneva
Switzerland
(BNPP or the Swiss Paying Agent)
and
Deutsche Bank AG London Branch, acting through Deutsche Bank AG Zurich Branch
Uraniastrasse 9
8001 Zurich
Switzerland
(Deutsche Bank and collectively with BNPP, the Joint Lead Managers or Managers and each a Joint Lead Manager or Manager, and the Managers collectively with the Issuer and the Guarantor, the Parties and each a Party)

relating to CHF 100,000,000 1.5575 per cent. Bonds of the Issuer unconditionally and irrevocably guaranteed by the Guarantor
(Security Number: 133585032; ISIN Code: CH1335850322)

ANNEX A    Terms and Conditions
ANNEX B    Form of Guarantee
ANNEX C    Form of Permanent Global Certificate (Globalurkunde auf Dauer)
ANNEX D    Selling Restrictions
ANNEX E    Irrevocable Payment Instructions
ANNEX F    Form of Issuer's SIX Declaration
ANNEX G    Form of Guarantor's SIX Declaration
ANNEX H    Form of Issuer's Certificate of No Material Adverse Change
ANNEX I    Form of Guarantor's Certificate of No Material Adverse Change
ANNEX J    Form of Power of Attorney for the Review Body

RECITALS
A) The Issuer has determined to issue and sell to the Managers CHF 100,000,000 1.5575 per cent. bonds due 4 September 2029 (the Bonds) which are unconditionally and irrevocably guaranteed by the Guarantor in accordance with the provisions set forth in the guarantee (the Guarantee) as per Annex B and condition 16 of the terms and conditions of the Bonds (the Terms and Conditions) set forth in Annex A.
B) The Managers are willing to subscribe to the Bonds, subject to the terms and conditions set forth in this Bond Purchase and Paying Agency Agreement (the Agreement).
C) BNPP is willing to act as the Swiss Paying Agent for the Bonds, subject to the terms and conditions set forth in this Agreement.
Now, therefore, the Parties agree as follows:
1.Issue and Purchase of the Bonds
The Issuer agrees to issue and the Managers agree to purchase from the Issuer the Bonds in the aggregate principal amount of Swiss Francs (CHF) 100,000,000, bearing interest at the fixed rate of 1.5575 per cent. per annum, payable annually in arrears on 4 September of each year as from (but excluding) the Closing Date (as defined in clause 4 below), for the first time on 4 September 2025, and unconditionally and irrevocably guaranteed by the Guarantor in accordance with the Guarantee.
The Bonds are issued in the initial aggregate principal amount of CHF 100,000,000. The Bonds may be reopened as per clause 14 hereof.
2.Form of the Bonds
The Bonds and all rights and obligations in connection therewith are documented solely in form of a Permanent Global Certificate (Globalurkunde auf Dauer) (the Permanent Global Certificate) in accordance with article 973b of the Swiss Code of Obligations as per Annex C hereto. Such Permanent Global Certificate shall be deposited by the Swiss Paying Agent with SIX SIS Ltd. (SIS) as recognized intermediary for such purposes by SIX Swiss Exchange Ltd. (SIX) (SIS or any Permitted Transferee that acts as a clearing system, the Intermediary) for the entire duration of the Bonds and until their complete redemption so as to enable the Issuer to treat the Bonds as issued in registered form for U.S. federal income tax purposes. The Issuer hereby instructs the Swiss Paying Agent, and the Swiss Paying Agent hereby undertakes, not to instruct SIS to transfer the Permanent Global Note to any person other than a Permitted Transferee. For these purposes, a Permitted Transferee is, if SIS is no longer able to provide its clearing system services, a successor to SIS that is also a clearing system (namely, an entity that is in the business of holding obligations for its members and transferring interests in the obligations between the members by crediting and debiting their participant accounts without the need of physical delivery of the obligations); provided that after the transfer, the same transfer restrictions set forth herein will apply to the transferee and therefore transfers of interests in the Permanent Global Certificate will be effected only through book entries maintained by the sucessor clearing system.
The records of the Intermediary will determine conclusively the number of Bonds held through each participant in the Intermediary.
The Holders of the Bonds will be the persons holding interest therein in a securities account (Effektenkonto) which is in their name, or in case of intermediaries (Verwahrungsstellen), the intermediaries (Verwahrungsstellen) holding the Bonds for their own account in a securities account (Effektenkonto) which is in their name. Although under Swiss law holders generally have a quotal co-ownership interest (Miteigentumsanteil) in a permanent global certificate (Globalurkunde auf Dauer) to the extent of their claim against an issuer, because the Permanent Global Certificate (Globalurkunde auf Dauer) will remain deposited with SIS (or a Permitted Transferee) for its entire term, the Holders’ co-ownership interest shall be suspended such that (i) legal title to interests in the Permanent Global Certificate held by SIS participants will be evidenced, and transfers thereof may be effected, by entries on the securities accounts of the relevant SIS participants and (ii) legal title to any indirect interest in the Permanent Global Certificate not held by a SIS participant will be evidenced, and transfers thereof may be effected, by an entry with respect to the transferred interest in a securities account of the relevant transferee. For the avoidance of doubt, payments on the Bonds by the Swiss Paying Agent will be made only to SIS for purposes of facilitating payments to its participants.
None of the Issuer, the Guarantor, the Holders or any other person shall at any time have the right to effect or demand the conversion of the Permanent Global Certificate (Globalurkunde auf Dauer) into, or the delivery of, uncertificated securities (Wertrechte) or individually certificated securities (Wertpapiere). No individually certificated securities (Wertpapiere) will be printed in respect of the Bonds at any time.
All documents and publications established in connection with the issue of the Bonds (including the Preliminary Prospectus and the Prospectus (each as defined below) as well as possible additional publications) must explicitly and prominently state that the Bonds are documented by way of the Permanent Global Certificate and that Holders are not entitled to effect or demand the conversion of the Permanent Global Certificate into, or the delivery of, uncertificated securities (Wertrechte) or individually certificated securities (Wertpapiere).
3.Subscription of Bonds and Selling Restrictions
The Managers shall purchase the Bonds at the price of 100 per cent. of its principal amount (the Issue Price) and offer them for public purchase subject to the selling restrictions defined in Annex D. The obligations of the Managers hereunder are several and not joint and limited in respect to each Manager to such Manager’s individual quota set out below. The Managers reserve the right to hold Bonds for their own account.
The quotas of the Managers are as follows:

BNPP	CHF	50,000,000
Deutsche Bank	CHF	50,000,000
Total	CHF	100,000,000
Each Manager warrants and agrees that it and its affiliates will comply with the selling restrictions defined in Annex D.
4.Arrangement for Closing
The closing date (i.e. the date after which interest will start accruing on the Bonds and when the net proceeds will become available to the Issuer) shall be 4 September 2024 (the Closing Date). BNPP (on behalf of the Managers) will pay the proceeds of the Managers' purchase of the Bonds after deducting the fees and expenses mentioned in clauses 5a) and b) from the Issue Price, on the Closing Date, by transfer to an account designated by or on behalf of the Issuer. For the avoidance of doubt, this paragraph does not oblige BNPP to cover any shortfall arising from the other Manager failing to pay its quota set forth in clause 3.
The net proceeds calculated in accordance with clause 5 below for the Bonds in the amount of CHF 99,500,000 (the Net Proceeds) will become available to the Issuer on the Closing Date according to the then prevailing regulations of the Swiss National Bank.
The payment instructions as per Annex E – signed by duly authorised person of the Issuer – shall be sent to BNPP at the latest at 09.00 a.m. (Geneva time) two Business Days prior to the Closing Date.
The Managers shall not have any responsibility for or be obliged to concern themselves with the application of the Net Proceeds of the issue of the Bonds.
5.Commissions and Expenses
The Issuer undertakes to pay to BNPP the following commissions and expenses (where applicable, on behalf of the Managers):
a)an underwriting commission and management fee amounting to 0.350 per cent. of the aggregate principal amount of the Bonds; and

b)CHF 150,000 for BNPP's out-of-pocket expenses, which cover the costs and expenses in connection with the issue of the Bonds with respect to
a.out-of-pocket expenses (including, without limitation, travel, courier, telephone and postage expenses) incurred by BNPP,
b.the fees and reasonable out-of-pocket expenses (including, without limitation, travel, courier, tax, telephone and postage expenses) incurred by any external legal, tax or other advisor retained by BNPP,
c.the fee payable to the Review Body (as defined below) for filing, reviewing and approving the Prospectus,
d.expenses incurred by BNPP in connection with the admission to trading and listing of the Bonds on SIX,
e.the costs of all publications in connection with the issuance of the Bonds (but not including the costs of any notices as may be required by SIX during the lifetime of the Bonds),
f.the deposit of the Permanent Global Certificate with SIS, and
g.all costs and expenses incurred with SIS in connection with the clearing and settlement of the Bonds.

The commissions and expenses described under lit. a) and b) above will be deducted from the proceeds of the Bonds.
The Issuer and/or the Guarantor shall further bear, when ascertainable and due:
(a)all costs and expenses, including legal or other fees, incurred by the Issuer and the Guarantor in connection with the preparation by them or their external legal, tax or other advisors (including auditors) of the documents required by clause 7 of this Agreement;
(b)all present or future taxes, duties or other charges in connection with the execution and delivery of this Agreement, the Guarantee, the Permanent Global Certificate and/or the Bonds; and
(c)    the expenses incurred in connection with the publication of all notices relating to the Bonds pursuant to the Terms and Conditions (other than those relating to the listing of the Bonds).
The Issuer and/or the Guarantor will reimburse the Managers, upon presentation of due evidence, for all reasonable bank charges, legal fees and other reasonable costs and expenses incurred by the Managers in case of or in connection with the reorganisation, merger, restructuring or default, actual or threatened, of the Issuer and/or the Guarantor as well as in connection with the preservation and enforcement of any of the rights under the Agreement, the Guarantee, the Permanent Global Certificate or the Bonds.
6.Prospectus
Each of the Parties hereto acknowledges that as a condition for the Issuer and the Guarantor to rely on the exemption from the requirement to have an approved prospectus available prior to the commencement of the public offering of the Bonds in Switzerland and the application for admission to trading of the Bonds on SIX as set out in article 51(2) of the Financial Services Act of 15 June 2018 (the FinSA), BNPP has issued a confirmation (the Bank Confirmation) to the Issuer in accordance with article 51(2) of the FinSA.
The Issuer and the Guarantor confirm that (i) prior to the commencement of the public offering of the Bonds in Switzerland and in reliance on article 51(2) of the FinSA, they prepared the preliminary prospectus in relation to the Bonds (the Preliminary Prospectus), and (ii) at the time of the commencement of the public offering of the Bonds in Switzerland, the Preliminary Prospectus included or incorporated by reference all material information (except for the missing pricing information) relevant for an investor's investment decision with respect to the Bonds, including, among other things, the information in respect of:
a)the Issuer and the Guarantor as required by articles 40(1)(a) and 51(2) of the FinSA;
b)the Bonds as required by articles 40(1)(b) and 51(2) of the FinSA; and
c)the offering and admission to trading of the Bonds as required by articles 40(1)(c) and 51(2) of the FinSA.
The Issuer and the Guarantor undertake to prepare the final prospectus in relation to the Bonds (the Prospectus) which satisfies the requirements of the FinSA and the Financial Services Ordinance of 6 November 2019 (the FinSO), subject only to the filing and approval of the Prospectus by the Review Body as set out in the paragraph below.
In accordance with article 51 of the FinSA, the Issuer and the Guarantor undertake to file, or authorise BNPP to file, the Prospectus together with the Bank Confirmation with a review body within the meaning of article 52 of the FinSA (the Review Body) for approval, as soon as possible, but in any event not later than the 60th day after the start of the public offering of the Bonds in Switzerland.
The Issuer and the Guarantor authorise the Managers to distribute and make available the Preliminary Prospectus and the Prospectus in accordance with the selling restrictions set out in the Preliminary Prospectus and Prospectus.
The Issuer and the Guarantor acknowledge and agree that the Managers (i) do not assume any responsibility for the Preliminary Prospectus nor the Prospectus and (ii) are entitled to rely entirely on the documents and information supplied to them by the Issuer and the Guarantor.
7.Closing Documents
The Managers shall only be under an obligation to subscribe and pay for the Bonds if the Issuer and the Guarantor have provided BNPP (on behalf of the Managers) each of the documents by the delivery dates defined in sub-clauses 7.1 and 7.2.
Except for the Permanent Global Certificate to be received pursuant to sub-clause 7.1a) below, the receipt of PDF copies by BNPP on the relevant delivery dates is sufficient and the originals of such documents (other than the corporate documents defined in sub-clauses 7.1b) to c) and 7.2a) to d)) shall be delivered to BNPP as soon as possible thereafter.
7.1Closing Documents with respect to the Issuer
a)no later than 2 September 2024 (the Signing Date), the Permanent Global Certificate dated as of the Closing Date duly and validly signed by the Issuer (in the form of Annex C);
b)no later than on the Signing Date, a copy of the Limited Liability Company Agreement of the Issuer dated 14 August 2024, which provides full proof of the authority of the person or persons signing this Agreement, the Permanent Global Certificate, the Prospectus and any other related documents to do so on behalf of the Issuer;
c)no later than on the Signing Date, one certified copy of the certificate of formation of the Issuer;
d)no later than on the Signing Date, the payment instructions duly signed by the Issuer (in the form of Annex E);
e)no later than on the Signing Date, the declaration addressed by the Issuer to SIX Exchange Regulation Ltd duly and validly signed by the Issuer (in the form of Annex F);
f)no later than on the Signing Date, a power of attorney for the Review Body duly and validly signed on behalf of the Issuer (in the Form of Annex J);
g)no later than on the Signing Date, one copy of the Prospectus duly and validly signed on behalf of the Issuer;
h)no later than 1 Business Day prior to the Closing Day, a certificate of no material adverse change dated as of the Closing Date and duly and validly signed by the Issuer (in the form of Annex H); and
i)no later than 1 Business Day prior to the Closing Day, a legal opinion, including a customary tax opinion, by Davis Polk & Wardwell LLP, US counsel to the Issuer and the Guarantor, dated the Closing Date and executed in such form and with such content as BNPP (on behalf of the Managers) may reasonably require in relation to the laws of the United States of America.
7.2Closing Documents with respect to the Guarantor
a)no later than on the Signing Date, a copy of the resolutions of the finance committee of the board of directors of the Guarantor dated 12 March 2024 on the entry into the Guarantee and the related documents;
b)no later than on the Signing Date, full proof of the authority of the person or persons signing this Agreement, the Guarantee, the Prospectus and any other related document to do so on behalf of the Guarantor, by their individual or joint signatures, as the case may be;
c)no later than on the Signing Date, one certified copy of the amended and restated certificate of incorporation;
d)no later than on the Signing Date, a certificate of the secretary of the Guarantor certifying, among other things, (i) a true and correct copy of the amended and restated bylaws of the Guarantor; (ii) a true and correct copy of the limited liability company agreement of the Issuer; and (iii) a true and correct copy of the resolutions of the finance committee of the board of directors of the Guarantor dated 12 March 2024 provided pursuant to 7.2a);
e)no later than on the Signing Date, the Guarantee duly and validly signed by the Guarantor (in the form of Annex B);
f)no later than on the Signing Date, a declaration addressed by the Guarantor to SIX Exchange Regulation Ltd duly and validly signed by the Guarantor (in the form of Annex G);
g)no later than on the Signing Date, one copy of the Prospectus duly and validly signed on behalf of the Guarantor;
h)no later than on the Signing Date, a power of attorney for the Review Body duly and validly signed on behalf of the Guarantor (in the Form of Annex J); and
i)no later than 1 Business Day prior to the Closing Day, a certificate of no material adverse change dated as of the Closing Date duly and validly signed by the Guarantor (in the form of Annex I).
7.3Documents with respect to the Swiss Paying Agent
No later than 1 Business Day prior to the Closing Day, the Swiss Paying Agent shall provide to the Issuer:
a)an executed IRS Form W-8IMY certifying that the Swiss Paying Agent will be a "qualified intermediary" that assumes with respect to all payments under the Bonds or the Guarantee (i) primary withholding responsibility for purposes of chapters 3 and 4 of the U.S. Internal Revenue Code of 1986, as amended, and (ii) primary IRS Form 1099 reporting and U.S. backup withholding responsibility; and
b)an executed form IRS W-8BEN-E relating to the Swiss Paying Agent.
The Swiss Paying Agent shall inform the Issuer if any information certified on the forms specified in this clause 7.3 becomes inaccurate. The Swiss Paying Agent shall provide to the Issuer updated IRS W-8BEN-E forms before their expiration date.
8.Listing and Reporting
The Issuer has authorised BNPP to apply on its behalf for the listing of the Bonds on SIX for the entire duration of the Bonds and until their complete redemption. The Issuer has undertaken to furnish BNPP with all documents and information necessary for such listing and shall endeavour to maintain such listing for the entire duration of the Bonds and to strictly adhere to the rules and regulations of SIX.
9.Paying Agency, Transfer of Funds, Indemnity and Agency under the Guarantee
9.1Paying Agency
The Issuer hereby appoints BNPP as the principal paying agent (the Swiss Paying Agent) for the Bonds (including Bonds arising from future Reopenings (as defined below)) and the Swiss Paying Agent, subject to the due performance by the Issuer of its obligations under sub-clause 9.2 below, agrees to pay to Holders on the Issuer’s behalf all amounts to become due under the Bonds.
The Issuer undertakes, in connection with the Bonds, not to appoint any institutions other than the one referred to in the previous paragraph as paying agent, and not to pay to other institutions any commission or remuneration for the payment of interest or principal without the consent of BNPP. BNPP may, at its discretion, appoint other subpaying agents in Switzerland for the payment of interest or any additional amounts according to condition 4 of the Terms and Conditions, and principal on the Bonds. Any remuneration payable to such subpaying agents shall be paid by BNPP.
While any Bond remains outstanding, with respect to payments on the Bonds or Guarantee the Swiss Paying Agent shall act as a “qualified intermediary” for U.S. federal income tax purposes that assumes primary withholding responsibility for (i) withholding under chapters 3 and 4 of the U.S. Internal Revenue Code of 1986, as amended, (ii) U.S. backup withholding and (iii) reporting on IRS Form 1099. The Swiss Paying Agent shall not resign from its role and shall not cease to assume primary responsibility for these withholding and reporting obligations, unless and until another paying agent is appointed and agrees to assume these responsibilities in full, provided that the Swiss Paying Agent shall provide a notice in writing to the Issuer and the Guarantor forty-five (45) calendar days prior to its resignation.
9.2Commissions and Expenses
In connection with the paying agency services, the Issuer undertakes to pay to BNPP the following commissions and expenses:
(a)0.01% of the outstanding principal amount of the Bonds, payable on each Interest Payment Date (as defined in condition 2 of the Terms and Conditions); and
(b)0.01% of the redemption amount of the Bonds or amounts payable in respect thereof, if redeemed prior to the stated maturity, as the case may be, payable on the relevant date of redemption, for the paying agency services as agreed between the Parties, including the services mentioned in condition 4 of the Terms and Conditions.
9.3Transfer of Funds
The servicing of the Bonds will be centralized with BNPP and the Issuer will effect transfer of the funds required to make any payment of principal or interest on the Bonds, including any commission, to BNPP, as the Swiss Paying Agent, by 11.00 a.m. (Geneva time), for value on the respective due date provided that, if such date does not fall on a Business Day, the Issuer shall be obliged to effect transfer of such payments for value on the Business Day immediately following such due date.
All such transfers by the Issuer will be made in accordance with condition 4 of the Terms and Conditions.
Business Day means a day on which commercial banks are open for domestic business and foreign exchange (including dealings in CHF) in Geneva and in New York City, USA.
BNPP is entitled to charge default interest at the higher of the interest rate for daily money in CHF or the annual interest of the Bonds in accordance with Swiss law then in force for any payment not received on the due date. The due and punctual receipt by BNPP of the payments by the Issuer for interest and principal in accordance with condition 4 of the Terms and Conditions shall release the Issuer from its obligations under the Bonds to the extent of such payments.
Not later than 10 Business Days prior to each such due date, BNPP will supply the Issuer with any necessary information, including details of the account to which the respective payment shall be made, the date and time due, amounts due, reference numbers, name of a contact person for the receipt of funds and any other information necessary for the due and correct transfer of the correct amounts.
BNPP undertakes that any funds received from the Issuer will be paid to SIS for the benefit of the relevant Holders for value on the relevant due date. Any funds held by BNPP which will not be used as a consequence of the application of the statute of limitations of Swiss law (as set forth in clause 9.6 below) with respect to uncollected Bonds and interest payments shall be immediately transferred in Swiss Francs to the Issuer by BNPP.
9.4Indemnity
After having been informed accordingly by BNPP, the Issuer, failing which the Guarantor shall indemnify the Swiss Paying Agent against any reasonable and duly documented loss, liability, cost, claim, action, demand or expenses incurred or made against it, other than those based upon or arising out of the gross negligence, wilful misconduct or bad faith on the part of the Swiss Paying Agent or any of its employees or agents, in connection with its appointment or the exercise of its powers and duties as Swiss Paying Agent in relation to the Bonds, or under the terms of this Agreement.
9.5Agency under the Guarantee
The Guarantor hereby also appoints BNPP to administer payments as specified in the terms of the Guarantee, if the Guarantee is called by BNPP on behalf of the Holders.
9.6Limitations
Any funds held by the Swiss Paying Agent in respect of interest or redemption moneys which are barred pursuant to the statutes of limitations as set out in condition 5 of the Terms and Conditions shall be put at the Issuer's disposal by the Swiss Paying Agent. The Swiss Paying Agent shall maintain a record of such barred payments and advise the Issuer promptly of their amount and effective date.
9.7Merger or Conversion
Any legal entity into which the Swiss Paying Agent is merged or converted or any legal entity resulting from any merger or conversion to which the Swiss Paying Agent is a party or any legal entity to which the Swiss Paying Agent sells or otherwise transfers all or substantially all of its paying agency business shall, to the extent permitted by applicable law, be the successor to the Swiss Paying Agent without any further formality, whereupon the Issuer, the Guarantor and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. Notice of any such merger or conversion or transfer shall forthwith be given by such successor to the Holders. For the avoidance of doubt, such successor will promptly provide an updated IRS Form W-8BEN-E and IRS Form

W-8IMY complying with clause 7.3 if the forms previously provided become inaccurate as a result of such merger or conversion.
10.Right of Termination
The Managers, represented by BNPP, reserve the right to withdraw from this Agreement at any time prior to the Closing Date, if:
a)any of the representations and warranties contained in clause 12 below were untrue in any material respect at the time of making thereof or shall subsequently become untrue in any material respect; or
b)any of the closing documents described in clause 7 above has not been duly provided; or
c)in the commercially reasonable judgment of the Managers any of the following events have occurred:
a.a general moratorium on commercial banking activities in the United States of America or Switzerland is declared by the relevant authorities; or
b.a change or prospective change in taxation laws or practices that has or will have a material adverse effect on the Bonds or the transfer thereof; or
c.circumstances are such as (i) to prevent or to a material extent restrict payment for the Bonds in the manner contemplated in this Agreement, or (ii) to prevent or to a material extent restrict settlement of transactions in the Bonds in the market or otherwise; or
d.there shall have been (i) any change in national or international political, legal, tax or regulatory conditions, or (ii) any crisis, calamity, war or escalation of hostilities on a political or military level, or terrorist attack or other emergency that, in the case of each of subclauses (i) and (ii), makes it impracticable or inadvisable to proceed with the offering or the purchase and delivery of the Bonds as contemplated in this Agreement.
Any such decision of withdrawal by BNPP, acting on behalf of the Managers, shall be final and binding upon all Parties. In case of any such withdrawal BNPP shall immediately notify the Issuer and the Guarantor of such decision of withdrawal by email, followed by registered letter.
Upon such notice being given, the obligations of the Issuer, the Guarantor and the Managers under this Agreement shall terminate and be of no further effect. In case of withdrawal under lit. a) or b) of this clause 10, the Issuer, failing which the Guarantor, undertakes to hold the Managers indemnified against all losses, liabilities, costs, charges and expenses which it may incur as a result of such withdrawal. In case of withdrawal under lit. c) of this clause 10, each Party shall pay the expenses incurred by it in connection with the issuance of the Bonds.
11.Notices
All notices required under the Agreement and/or the Bonds (including the Permanent Global Certificate) shall be made in writing and shall be deemed to have been duly given if sent first as PDF-copy by email followed by a registered letter addressed to the following email addresses and addresses:
If to the Issuer:
Equinix Europe 1 Financing Corporation LLC
One Lagoon Drive
Redwood City
California 94065
United States of America

Attention: Treasurer
Telephone: (650) 598-6000
Telecopier: (650) 598-6900
Email:     dbuza@equinix.com
    treasurycapmarket@equinix.com
EMEATreasury@eu.equinix.com
    AMERTreasury@equinix.com
Website Address: www.equinix.com

With a copy to:

Equinix Europe 1 Financing Corporation LLC
One Lagoon Drive
Redwood City
California 94065
United States of America

Attention: General Counsel
Telephone: (650) 598-6000
Facsimile: (650) 598-6900
Email: legalnotices@equinix.com

If to the Guarantor:

Equinix, Inc.
One Lagoon Drive
Redwood City
California 94065
United States of America

Attention: Treasurer
Email:     dbuza@equinix.com
    treasurycapmarket@equinix.com
    EMEATreasury@eu.equinix.com
    AMERTreasury@equinix.com

With a copy to:

Equinix, Inc.
One Lagoon Drive
Redwood City
California 94065
United States of America

Attention: General Counsel
Telephone: (650) 598-6000
Facsimile: (650) 598-6900
Email: legalnotices@equinix.com

If to the Managers or the Holders:

BNP Paribas (Suisse) SA
2, place de Hollande
1204 Geneva
Switzerland

Attention: Syndicate – Legal Documentation
Telephone: +41 58 212 75 77
Email: CH_CM_Legal@bnpparibas.com

or to such other address as the Party receiving the notice shall have previously notified the other Party in writing.

All public communications relating to the Bonds such as the notices regarding the early redemption of the Bonds, etc. shall be validly made by BNPP (i) by means of electronic publication on the internet site of SIX (www.six-swiss-exchange.com, where notices are currently published under the address https://www.ser-ag.com/en/resources/notifications-market-participants/official-notices.html#/) or (ii) otherwise in accordance with the regulations of SIX.
12.Representations and Warranties
The Issuer and the Guarantor hereby jointly and severally represent and warrant to the Managers:
a)that the Issuer is a limited liability company duly and validly organised and existing under the laws of the State of Delaware, United States of America, and the Guarantor is a corporation duly and validly organised and existing under the laws of the State of Delaware, United States of America, each with full corporate power to own its property and assets and to conduct its business as presently conducted and as described in the Preliminary Prospectus and the Prospectus, and that each of the Issuer and the Guarantor is duly authorised to exercise the rights and to assume and fulfil the obligations arising from this Agreement, the Permanent Global Certificate and the Guarantee;
b)that each of the Issuer and the Guarantor has received all governmental authorisations required by the laws of the United States of America on federal or state level for the execution of this Agreement and the Permanent Global Certificate and for the issue of the Bonds and entry into the Guarantee, and that each of the Issuer and the Guarantor has undertaken all actions and received all necessary approvals required to:
i)lawfully enable the Issuer and the Guarantor to exercise the rights and to assume and fulfil the obligations arising from the Agreement, the Terms and Conditions and the Guarantee; and
ii)ensure that such obligations are legally binding and enforceable obligations of the Issuer and, as relevant, the Guarantor in accordance with their terms;
c)that each of the Issuer and the Guarantor has duly authorised the execution of the Agreement and the Permanent Global Certificate, the issue of the Bonds, the Guarantee (in case of the Guarantor), and the performance of the obligations assumed thereunder;
d)that no breach of the Terms and Conditions and no event or act has occurred which, with the giving of notice or the lapse of time or both, would (if the Bonds were in issue at the date hereof) constitute a breach of the Terms and Conditions;

e)that this Agreement, the Terms and Conditions and the Permanent Global Certificate constitute valid and binding obligations of the Issuer, respectively, ranking at least pari passu with all other unsubordinated and unsecured obligations of the Issuer, respectively, and the execution and delivery of this Agreement and the Permanent Global Certificate as well as the performance of their terms by the Issuer will not infringe and will not be contrary to any mandatory laws or regulations of any governmental or regulatory body applicable to the Issuer or the constituting documents of the Issuer;
f)that this Agreement and the Guarantee constitute valid and binding obligations of the Guarantor, respectively, ranking at least pari passu with all other unsubordinated and unsecured obligations of the Guarantor, respectively, and the execution and delivery of this Agreement and the Guarantee as well as the performance of their terms by the Guarantor will not infringe and will not be contrary to any mandatory laws or regulations of any governmental or regulatory body applicable to the Guarantor or the constituting documents of the Guarantor;
g)that this Agreement, the Permanent Global Certificate and/or the Guarantee, to the extent it is a party thereto, will not result in any breach of the terms of, or constitute a default under any deed, agreement, mortgage, guarantee or other instrument to which the Issuer or the Guarantor is a party or by which any of them is bound, except for any infringement, conflict, breach or default that would not have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Guarantor, taken as a whole (a Material Adverse Effect);
h)that each of the Issuer and the Guarantor is not (i) in violation of its constituting documents, in default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (ii) in violation of any law, ordinance, government rule, regulation or court decree to which it or its properties or assets may be subject, except to the extent that any such default, event or violation described in the foregoing subclauses (i) and (ii) would not have a Material Adverse Effect;
i)immediately prior to the commencement of and at all times during the public offering of the Bonds in Switzerland, (i) the most important information about the Guarantor is publicly available, and (ii) at all times from and including the date of the Bank Confirmation to and including the Closing Date, the Guarantor is not relying on a postponement of disclosure of any potentially price sensitive facts, or other exemption from any requirements to disclose any potentially price sensitive facts, in accordance with the rules the New York Stock Exchange;
j)that
i)the Preliminary Prospectus contained as of its date and the Prospectus contains all information which is (in the context of the issue, offering and sale of the Bonds) material; such information is true and accurate in all material respects and is not misleading in any material respect; any opinions, predictions or intentions expressed in the Preliminary Prospectus and Prospectus are honestly held or made and are not misleading in any material respect; the Preliminary Prospectus and the Prospectus do not omit to state any material fact necessary to make such information, opinions, predictions or intentions (in the context of the issue, offering and sale of the Bonds) not misleading in any material respect; and all proper enquiries have been made to ascertain or verify the foregoing, and
ii)the Preliminary Prospectus contained as of its date and the Prospectus contains all such information as is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position and profits and losses of the Issuer and the Guarantor and of the rights attaching to the Bonds and the Guarantee (except for the missing pricing information in the Preliminary Prospectus);
k)that the Preliminary Prospectus was as at its date complete (except for the missing pricing information) and correct, and that the Prospectus is as of its date complete and correct and complies with the rules and requirements of the FinSA and FinSO;
l)except as would not have a Material Adverse Effect, that each of the Issuer and the Guarantor possesses all certificates, authorisations and permits issued by the competent authority necessary to conduct its business as now conducted, as described in the Preliminary Prospectus and the Prospectus;
m)that the audited financial statements, including the related schedules and notes, incorporated by reference or contained in the Preliminary Prospectus and the Prospectus present fairly in all material respects the consolidated financial position of the Guarantor as of and at the dates indicated and the results of their operations and cash flows for the periods specified and have been prepared in conformity with generally accepted accounting principles as applied in the United States of America; since the periods and as of the dates thereof there has been no material adverse change nor any development or event reasonably likely to have a prospective material adverse change in the business, condition (financial or other), properties or results of operations of the Issuer or the Guarantor, except as otherwise disclosed in the Preliminary Prospectus and the Prospectus, including documents incorporated by reference or contained in the Preliminary Prospectus and the Prospectus;
n)save as disclosed in the Preliminary Prospectus and the Prospectus, that each of the Issuer and the Guarantor is not involved in any litigation, arbitration or administrative proceeding the result of which might reasonably be expected to be materially adverse in the context of the issue of the Bonds nor as far as they are aware, having made all necessary enquiries, is any such litigation, arbitration or administrative proceeding pending or threatened;
o)that each of the Issuer and the Guarantor will comply with the applicable ongoing obligations of SIX;
p)that the Issuer has not made and will not make any application to list the Bonds on any exchange outside of Switzerland;
q)that the Guarantor's auditor is subject to the oversight by the Public Company Accounting Oversight Board (PCAOB);
r)that neither the Issuer nor the Guarantor nor any of their respective subsidiaries, nor, to the best knowledge of the Issuer and the Guarantor, any of their directors or officer, respective affiliates, agents or employees nor any other person associated with, or acting on behalf of, the Issuer, the Guarantor or any of their respective subsidiaries has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering law, regulations or rules in any applicable jurisdiction and the Issuer and the Guarantor have instituted and maintained policies and procedures designed to prevent violation of such laws, regulations and rules;
s)that neither the Issuer nor the Guarantor nor any of their subsidiaries nor any of their directors or officers, nor or, to the best knowledge of the Issuer and the Guarantor, any of their respective affiliates, agents or employees nor any other person associated with, or acting on behalf of, the Issuer, the Guarantor or any of its directors is currently a person with whom dealings are restricted or prohibited by any Sanctions;
t)each of the Issuer and the Guarantor covenants and agrees that it will not directly or indirectly use the proceeds of the issue of the Bonds hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliates, joint venture partner or other person or entity, (i) for the purpose of financing or facilitating any activity of or transaction with any person or entity, or in any country or territory, that at the time of such funding or facilitation, is a person, entity, country, or territory with which dealings are restricted or prohibited by any Sanctions (including any person owned or controlled by any person subject to any Sanctions), or (ii) to fund activities or business in Russia, Belarus, and the regions of Donetsk and Luhansk;
For the purpose of the above representations:
Sanctions mean any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the Swiss Secretariat of Economic Affairs (SECO), the Swiss Directorate of International Law (DIL), the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, and/or the French Republic or other relevant sanctions authority.
u)that the operations of each of the Issuer, the Guarantor and their subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended.
The commitment of the Managers to subscribe or procure subscribers for the Bonds is being made on the basis of the aforesaid warranties.
The aforesaid representations and warranties, taken individually and as a whole, shall be true and correct on the Closing Date as though made on such date. The Issuer and the Guarantor shall inform BNPP on behalf of the Managers forthwith of any circumstances that render any of the above representations and warranties untrue or incorrect in any material respect as of the Closing Date.
13.Contractual Recognition of Bail-in
Notwithstanding any other term of this Agreement or any other agreement, arrangement, or understanding between the Managers and the Issuer and/or the Guarantor, the Issuer and the Guarantor acknowledge, accept, and agree to be bound by:
a)the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the Managers to the Issuer under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof, (i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon; (ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Managers or another person (and the issue to or conferral on the Issuer of such shares, securities or obligations); (iii) the cancellation of the BRRD Liability; and (iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

b)the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.
As used in this clause 13, (i) Bail-in Legislation means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; (ii) Bail-in Powers means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation; (iii) BRRD means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; (iv) EU Bail-in Legislation Schedule means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/; (v) BRRD Liability has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation; and (vi) Relevant Resolution Authority means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Managers.
14.Reopening
The Issuer reserves the right to reopen (the Reopening) the issue of the Bonds without the consent of the Holders through the issuance of further Bonds if they are fungible with the Bonds (i.e. identical especially in respect of the Terms and Conditions, security number, final maturity and interest rate).
The Issuer agrees not to reopen the issue of the Bonds prior to the Closing Date of the Bonds, unless such Reopening prior to the Closing Date is lead managed by the Managers.
15.MiFID and UK MiFIR Product Governance Rules
15.1MiFID Product Governance Rules
Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593, as amended (the MiFID Product Governance Rules) regarding the mutual responsibilities of manufacturers under the MiFID Product Governance Rules:
a)Deutsche Bank (the Manufacturer) acknowledges that it understands the responsibilities conferred upon it under the MiFID Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Bonds and the related information set out in the Prospectus; and
b)the Issuer, the Guarantor and BNPP note the application of the MiFID Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Bonds by the Manufacturer and the related information set out in the Prospectus.
15.2UK MiFIR Product Governance Rules
Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the UK MiFIR Product Governance Rules) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:
a)    Deutsche Bank (the UK Manufacturer) acknowledges that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Bonds and the related information set out in the Prospectus; and
b)     the Issuer, the Guarantor and BNPP note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Bonds by the UK Manufacturer and the related information set out in the Prospectus.
16.Indemnity
The Issuer, failing which the Guarantor, hereby undertakes with the Managers that it will, upon first demand, hold the Managers indemnified against all losses, liabilities, costs, charges and expenses (including all costs, charges and expenses paid or incurred in disputing or defending any of the foregoing), which either of them may incur as a result of or in relation to
a)the Preliminary Prospectus or the Prospectus or any other materials prepared or published by or on behalf of the Issuer and the Guarantor in connection with the Bonds containing, or allegedly containing, any untrue statement of a material fact or omitting, or allegedly omitting, to state any material fact necessary to make the statements therein not misleading, and/or
b)any breach or alleged breach of any of the obligations, representations and warranties or undertakings of the Issuer and the Guarantor contained in this Agreement, and/or
c)any failure to issue the Bonds on the Closing Date due to the Issuer's or the Guarantor's breach of its obligations under this Agreement.
The Issuer's liability shall be reduced if and to the extent that the Managers and/or its directors, officers, agents employees and representatives (including auxiliary persons) have acted with gross negligence or engaged in willful misconduct.

17.Liability
The Managers shall be protected and shall incur no liability for or in respect of any action taken by them in good faith and in accordance with this Agreement, the Terms and Conditions and/or the Guarantee, as the case may be, and in reliance on any notice, direction, certificate or other document reasonably believed by BNPP to be genuine and to have been passed or signed by the Issuer and/or the Guarantor. The Managers shall be obliged to perform only such duties as are specifically set forth herein and shall not, other than as expressly provided herein, be under any obligation to take any action hereunder which might involve them in any expense or liability, the payment of which is not duly assured to them within a reasonable time prior thereto.
All obligations of the Managers under this Agreement shall be several and not joint.
18.Miscellaneous Provisions
18.1Currency Indemnity
If any payment obligation of the Issuer and/or the Guarantor in favour of the Holders, as the case may be, has to be changed from CHF into a currency other than CHF (to obtain a judgment, execution or for any other reason), the Issuer and/or the Guarantor undertake as a separate and independent obligation to indemnify the Holders for any shortfall caused by fluctuations of the exchange rates applied for such conversions.
The rates of exchange to be applied in calculating such shortfall shall be BNPP's spot rates of exchange prevailing between CHF and the currency other than CHF on the dates on which such conversions are necessary.
18.2Effectiveness
The Agreement shall become effective upon signing by all Parties to the Agreement.
18.3Amendments and Waivers
Any amendment to this Agreement (including this clause) shall not be valid unless made in writing and duly signed by all Parties (including signing by providing a scan of a handwritten signature followed by an exchange of the original signature page).
Any provision of this Agreement may only be waived by a document duly signed by the Party waiving such provision. The failure by a Party to insist on the performance of any term, on any condition or any provision of this Agreement shall not qualify as a waiver of a breach, non-performance or condition, or as acceptance of any variation.

18.4Severability
If at any time any one or more of the provisions hereof is or becomes unlawful, invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.
18.5Descriptive Headings
The descriptive headings in the Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
18.6Counterparts
This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall together constitute one document.
19.Governing Law and Jurisdiction
19.1Governing Law
This Agreement shall be governed by and construed in accordance with substantive Swiss law.
19.2Jurisdiction
All disputes arising out of, or in connection with this Agreement, including disputes regarding its conclusion, validity, binding effect, amendment, breach, termination or rescission, shall be subject to the exclusive jurisdiction of the ordinary courts of the Canton of Geneva, Switzerland, the place of jurisdiction being the City of Geneva.
For such purpose and for the purpose of execution in Switzerland, the Issuer and the Guarantor designate Equinix (Switzerland) GmbH as their representative for the service of judicial documents pursuant to article 140 of the Swiss Civil Procedure Code, and elect as special domicile pursuant to article 50 Swiss Federal Debt Enforcement and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs, SchKG) of 11 April 1889, as amended, the registered offices of Equinix (Switzerland) GmbH at Josefstrasse 225, 8005 Zurich, Switzerland.
_______________________________________
Signatures on the next page

This Agreement is made on the date written on the cover Page.

Equinix Europe 1 Financing Corporation LLC

/s/ Brock Bryan_______________________________
Name: Brock Bryan
Function:    Manager

Equinix, Inc.

/s/Daniel Buza__________________________________
Name: Daniel Buza
Function: Treasurer

BNP Paribas (Suisse) SA

_/s/ Thomas G. Albert_________________    _/s/ Anne Serex_________________
Name: Thomas G. Albert    Name: Anne Serex
Function: Head Legal CIB ZH    Function: Senior Officer

Deutsche Bank AG London Branch, acting through Deutsche Bank AG Zurich Branch
(represented by BNP Paribas (Suisse) SA by Power of Attorney)

_/s/ Thomas G. Albert_________________    _/s/ Anne Serex_________________
Name: Thomas G. Albert    Name: Anne Serex
Function: Head Legal CIB ZH    Function: Senior Officer